UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2019

Gemphire Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37809 (Commission File Number)	47‑2389984 (IRS Employer Identification No.)

17199 N. Laurel Park Drive, Suite 401, Livonia, MI 48152

(Address of principal executive offices)  (Zip Code)

(734) 245‑1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02. Termination of a Material Definitive Agreement.

On January 25, 2019, Gemphire Therapeutics Inc. (the “Company”) agreed to prepay in full all outstanding indebtedness under the Loan and Security Agreement (the “Original Loan Agreement”) with Silicon Valley Bank (“SVB”) dated July 24, 2017 (the “Initial Effective Date”), as amended by the First Amendment, dated July 31, 2018 (the “First Amendment” and, the Original Loan Agreement, as amended by the First Amendment to Loan and Security Agreement, the “Loan Agreement”), which prepayment was effective January 28, 2019. Upon payoff, any unfunded commitments to make credit extensions or financial accommodations to the Company terminated, and all security interests and other liens granted to or held by SVB as security for the obligations were terminated and automatically released, except those that were specified as surviving termination.

The Loan Agreement established a term loan facility (the “Term Loan”) in the aggregate principal amount of up to $15,000,000 to be funded in up to three tranches. Of such amount, $10,000,000 was funded on the Initial Effective Date. A third tranche of $5,000,000 was available through November 30, 2018 conditioned on the occurrence of certain events and was not drawn by the Company. Under the Loan Agreement, if a Pre-Clinical Event did not occur on or prior to September 30, 2019 or, if at any time prior to a Pre-Clinical Event, the Company’s unrestricted cash balance at SVB was less than $18,000,000, the Company was required to either (i) provide cash security and maintain a cash balance in a restricted account at SVB in an amount not less than 100% of the amounts owed by the Company to SVB or (ii) prepay the Term Loan, including certain fees, in its entirety.

As of the date of payment, the Company had approximately $8.9 million in outstanding borrowings and approximately $1 million in outstanding interest and fees under the Loan Agreement, including the final payment fee equal to 10% of the original aggregate principal amount of the Term Loan funded by SVB and drawn by the Company, which were repaid in full at the time of payment. The obligations, liabilities, covenants, and terms that are expressly specified in the Loan Agreement and any other related loan and collateral security documents issued by the Company to SVB in connection with the transaction evidenced by the Loan Agreement as surviving termination shall continue to survive notwithstanding the payment, including without limitation, the Company’s indemnity obligations and the Company’s obligation to pay to SVB a success fee of 3.5% of the funded principal amount of the Term Loan in the event any of the following occur on or before 5:00 PM, Eastern time, on July 24, 2024: (a) the Company receives FDA approval for any new drug application for gemcabene, (b) a sale or other transfer of all or substantially all of the assets of the Company occurs, (c) a merger or consolidation of the Company with or into another person or entity occurs where the holders of the Company’s outstanding voting equity securities immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor immediately following such transaction or (d) any sale by the holders of the Company’s outstanding voting equity securities where such holders do not continue to hold at least a majority of the Company’s issued and outstanding voting equity securities immediately following the consummation of such transaction. In addition, the warrant (the “Warrant”) to purchase 36,000 shares (subject to adjustment) of the Company’s common stock dated as of July 31, 2018 between the Company and SVB will remain outstanding and exercisable in accordance with its terms. The Company’s bank services agreements with SVB, including with respect to business credit cards, will continue, and the Company will provide cash collateral to SVB to support its outstanding business credit card obligations.

A description of the Original Loan Agreement was included in the Company’s Current Report on Form 8-K filed on July 25, 2017 (the “Initial 8-K”), and a description of the First Amendment and Warrant was included in the Company’s Current Report on Form 8-K filed on August 6, 2018 (the “Second 8-K”) and are incorporated by reference herein. The descriptions of the Loan Agreement and Warrant contained in this Current Report on Form 8-K do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the documents. A copy of the Original Loan Agreement was filed as Exhibit 10.1 to the Initial 8-K and copies of the Loan Amendment and Warrant were filed as Exhibits 10.1 and 4.1, respectively, to the Second 8-K.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required, the information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2019	GEMPHIRE THERAPEUTICS INC.

	By:	/s/ Dr. Steven Gullans
	Name:	Dr. Steven Gullans
	Title:	President and Chief Executive Officer